Exhibit (l)

February 1, 2023

DriveWealth ETF Trust
15 Exchange Place
10th Floor
Jersey City, NJ 07302

Ladies and Gentlemen:

For purposes of Section 14 of the Investment Company Act of 1940, as amended, DriveWealth ETF Trust (the “Trust”) has issued, and on January 10, 2023 we purchased from the Trust, the amount of shares of the initial series of the Trust (the “Fund”) at the price per share below to serve as the seed capital for the Fund prior to commencement of the public offering of the Fund’s shares.

DriveWealth ICE 100 Index ETF
Number of Shares	Price Per Share	Total Investment
4,000	$25.000	$100,000

We represent and warrant to the Trust that the shares of the Trust have been acquired for investment and not with a view to distribution thereof, and that we have no present intention to redeem or dispose of any of the shares.

Very truly yours,

DriveAdvisory, LLC

By:	/s/ Michael J. Dugan
Name:	Michael Dugan
Title:	Chief Financial Officer

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15 Exchange Place, Jersey City, NJ 07302

info@drivewealth.com

drivewealth.com